Exhibit 10.30.15

SEPARATION AGREEMENT AND GENERAL RELEASE AND WAIVER

This Separation Agreement and General Release and Waiver (the “Agreement”), dated this 31st day of March, 2015, is by and between PharmAthene, Inc. (hereinafter referred to as “PharmAthene” or the “Company”) and Wayne Morges, Ph.D. (“Executive”).

WHEREAS, Executive was a Vice President of the Company; and

WHEREAS, the Company has terminated the Executive’s employment without cause in accordance with the terms of the Employment Agreement dated April 18, 2008 between Executive and the Company;

NOW THEREFORE, in consideration of the promises and covenants contained herein, and each intending to be legally bound, the Company and Executive agree as follows:

1.      Termination. Executive’s employment with the Company shall terminate on March 9, 2015 (“Termination Date”).

2.      Payment Upon Termination.

a.       Salary. The Company will pay Executive his pro rata base salary through the Termination Date.

b.      Vacation and Holiday Pay. All accrued vacation and holiday benefits as of the Termination Date shall be paid to Executive in one lump sum (less applicable tax withholdings) on the first payday following the Termination Date. Thereafter, no further vacation or holiday benefits will accrue.

c.       Expenses. The Company will reimburse Executive for all reasonable expenses incurred by Executive in the performance of his duties up through the Termination Date, in accordance with the Company’s established expense reimbursement policy and practices.

3.      Transition Assistance and Cooperation.

a.       For the six (6) month period following the Termination Date, Executive may be called upon from time to time to assist the Company with matters relating to Executive's duties and responsibilities prior to the Termination Date. Executive agrees to be available at reasonable times on reasonable notice. The Company will compensate Executive at the rate of $169.00 per hour for all time expended by him pursuant to this Section 3.a. If Executive is required to travel or incur other expenses as a result of any requests made to him by the Company pursuant to this provision, the Company shall bear all reasonable costs of any such expenses.

b.      During and after his employment, Executive in good faith will exercise his best efforts to (a) cooperate fully with the Company and its respective counsel in connection with any pending or future litigation, arbitration, administrative proceedings, or investigation relating to any matter that occurred during his employment in which he was involved or about which he has knowledge, including but not limited to the pending litigation involving Siga Technologies, Inc. (“Siga”); and (b) respond in good faith to any telephone calls and/or information requests from the Company or its representatives within a reasonable period of time. Executive further agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise), which in any way relates to his employment with the Company, he will give prompt notice of such request to the Company and, unless legally required to do so, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

4.      Severance Pay and Benefits. In consideration of Executive’s execution of this Agreement, including without limitation his agreement to fully abide by the terms and conditions of this Agreement, his release of claims as provided for in Section 7 herein, and his having returned all property of the Company as provided for in Section 8, and further provided that Executive has not revoked his acceptance of this Agreement as provided for in Section 20, the Company agrees to provide to Executive the following:

a.       Severance Pay. The Company will pay Executive his current base salary for a period of six (6) months (the “Severance Period”), totaling in the aggregate $152,876.00, less required payroll withholdings and authorized deductions (“Severance Pay”). The payment of the Severance Pay shall commence on the Company’s first payday following the expiration of the seven (7) day revocation period provided for in Section 20 herein.

b.      Health Insurance. Provided that Executive has elected to continue coverage under the Company’s group health plan(s) for himself and his covered beneficiaries pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and to the extent of Executive’s COBRA election, the COBRA premium that Executive is required to pay during the Severance Period shall be equal to the premium amount that active employees of the Company are required to pay during this same period for the same level of group health coverage. The Company shall deduct Executive's share of the health insurance premium from Executive's Severance Pay. Following the expiration of the Severance Period, Executive may continue COBRA coverage for himself and his covered beneficiaries under the Company’s health plans for the remaining COBRA coverage period at his sole cost and at the full COBRA premium rate.

c.       Stock Options. The stock options will not terminate until the end of the Severance Period (after which time all unexercised Stock Options will expire), provided however that in the event Executive breaches any term of this Agreement or the Confidentiality and Non-Solicitation Agreement as defined below, the Stock Options shall immediately terminate upon such breach.

5.      Other Compensation and Benefits. Executive shall not be entitled to receive and the Company shall not be obligated to pay or provide Executive with any other or additional compensation or benefits not provided for herein.

6.      Executive’s Acknowledgements.

a.       Executive acknowledges and declares that he has been fully compensated for all work performed and time he has worked while employed by the Company, and that he is not owed any compensation, wages, salary, vacation, holiday pay, bonuses, benefits, or any other payments, remuneration or income of any kind from the Company, except as provided in this Agreement.

b.      Executive affirms, understands and acknowledges that the Severance Pay and Benefits being provided to him by the Company under this Agreement is beyond any that otherwise is or would be owed to Executive by the Company, and are being provided to Executive in consideration for him entering into this Agreement, including the release of claims as set forth in Section 7 of this Agreement, and particularly Executive’s release of claims under the Age Discrimination in Employment (“ADEA”) and Older Workers Benefit Protection Acts (“OWPBA”).

7.      Release By Executive.

a.       Release By Executive.

i.            In consideration of the Severance Pay and Benefits being provided to Executive under this Agreement, which, absent this Agreement and Release, Executive otherwise would not be entitled to receive, Executive, on behalf of himself, Executive’s heirs, estate, executors, administrators, representatives, successors and assigns, or someone claiming to be acting on Executive’s behalf or in Executive’s interest, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliates, subsidiaries, benefit plans, related companies, partnerships and joint ventures, and their former, current and future officers, directors, shareholders, partners, employees, fiduciaries, agents, attorneys, insurers and representatives, whether acting in their individual or official capacities, and all persons acting by, through, or in concert with any of them, and all their predecessors, successors and assigns (all of which are hereinafter collectively referred to as "Company Releasees"), from any and all claims, demands, losses, liabilities, and causes of action or similar rights of any type arising or accruing on or before the date this Agreement is executed (whether known or unknown), as a result of or because of any act, omission, or failure to act by Company Releasees, including but not limited to those arising out of or relating in any way to Executive’s employment by, association with, and termination of employment with the Company (hereinafter collectively referred to as "Claims"). THIS IS A GENERAL RELEASE, subject only to the specific exceptions set forth in Section 7.a.iii. herein.

ii.            These Claims include, but are not limited to, any claims for monetary damages, wages, bonuses, commissions, unused sick pay, severance or similar benefits, expenses, attorneys’ fees or other indemnities, or other personal remedies or damages sought in any legal proceeding or charge filed with any court arising under the ADEA, including but not limited to the OWBPA, except as it relates to the validity of this release under the ADEA as amended by the OWBPA, and Executive Order 11141, Executive Order 11246, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Federal Equal Pay Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act, and the Fair Labor Standards Act. The Claims released include, but are not limited to, claims arising under any other federal, state, or local laws or regulations restricting an employer's right to terminate employees, or otherwise regulating employment, including but not limited to any federal, state, or local law enforcing express or implied employment contracts or covenants; any other federal, state or local laws providing relief for alleged wage and hour violations, unlawful discrimination, wrongful discharge, breach of contract, any and all tort claims, including but not limited to, physical or personal injury in any way related to Executive’s employment or termination of employment, emotional distress or stress claims in any way related to Executive’s employment or termination of employment, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims and any and all claims arising under common law. The Claims released include claims that in any way are brought on behalf of the government, whether or not the government joins the action such as via qui tam.

iii.      Notwithstanding the foregoing, Executive is not releasing (a) Executive’s right to enforce the Agreement; (b) any claims for unemployment compensation; (c) any claims for benefits under any applicable Workers Compensation statute; (d) any claims solely relating to the validity of this Release of Claims under the ADEA, as amended, including OWBPA; or (e) Executive's right to indemnification as may be provided by law, the Company’s bylaws, and/or the Indemnification Agreement between Executive and the Company dated November 21, 2009. Said Indemnification Agreement shall remain in full force and effect with respect to Executive's right to indemnification as a former officer of the Company. The Company agrees to maintain coverage of Executive under the Company's directors and officers liability insurance with respect to acts and omissions arising during Executive's employment to the same extent that the Company provides such coverage to its former officers and directors.

iv.      Notwithstanding the foregoing, nothing contained herein shall prevent Executive from filing an administrative charge of discrimination with the Equal Employment Opportunity Commission or state or local fair employment practices agency. Executive agrees that he shall not seek, accept, or be entitled to any monetary relief, whether for himself individually or as a member of a class or group, arising from a discrimination charge filed by Executive or on Executive’s behalf. This Agreement prohibits Executive’s ability to pursue any causes of action against Company Releasees seeking monetary relief or other remedies for himself and/or as a representative on behalf of others.

v.      No federal, state or local government agency is a party to this Agreement, and none of the provisions of this Agreement restrict or in any way affect a government agency’s authority to investigate or seek relief in connection with any of the Claims. However, if a government agency were to pursue any matters falling within the Claims, which it is free to do, the Company and Executive agree that, as between the Company and Executive, this Agreement will control as the exclusive remedy and full settlement of all such Claims. The Agreement is a binding contract between two private parties — the Company and Executive. Therefore, this Release affects the two parties’ rights only, with no impact on any government agency.

b.      Release By the Company.

i.            In consideration of the undertakings by Executive provided for herein, the sufficiency of which is hereby acknowledged, the Company does hereby fully, finally and unconditionally release and forever discharge Executive from any and all matters, claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement, arising out of or relating in any way to Executive’s employment with the Company except as provided for in Section 7.b.ii herein. The released claims include, but are not limited to, any claims under any federal, state or local laws and regulations and any common law, including but not limited to any claims for breach of contract and tort claims. THIS IS A GENERAL RELEASE, subject only to the specific exceptions set forth in Section 7.b.ii. herein.

ii.            Notwithstanding the foregoing, the Company is not releasing (a) the Company's right to enforce this Agreement, (b) any claims relating to any fraudulent, intentional, or illegal actions by Executive, or (c) any breach by Executive of the Confidentiality and Non-Solicitation Agreement identified in Section 9 herein and/or Sections 10, 11, 12 or 13 of the Employment Agreement.

8.      Return of Property. Executive further agrees that, no later than twenty-four (24) hours after the Termination Date, he will return to the Company all the property of the Company set forth on Annex A attached hereto and will either return all books, records (technical, scientific, financial or otherwise), customer lists and pricing models, correspondence, contracts, orders, advertising, promotional materials, and other written information including those in electronic format, typed or printed materials, whether furnished by the Company or any of its employees or prepared by Executive, which contain any information relating to the Company’s business, and Executive agrees that he will neither make nor retain copies of such materials.

9.      Restrictive Covenants.

a.                   Executive acknowledges that in consideration of his employment with the Company he executed a Confidentiality and Non-Solicitation Agreement dated March 8, 2006 (“Confidentiality and Non-Solicitation Agreement”) and the Employment Agreement. Executive hereby represents that he understands his contractual obligations under said Confidentiality and Non-Solicitation Agreement and the Employment Agreement, and he agrees that the terms and conditions contained in the Confidentiality and Non-Solicitation Agreement and Sections 10-26 of the Employment Agreement shall survive the termination of his employment with the Company and will continue in full force and effect. Executive hereby reaffirms his commitment and obligation to abide by the terms of the Confidentiality and Non-Solicitation Agreement and Sections 10, 11, 12, and 13 of the Employment Agreement.

b.                  Executive agrees that his obligations and the Company’s rights under Section 13 of the Employment Agreement and Sections 5-8 of the Confidentiality and Non-Solicitation Agreement shall apply to any and all Works and Inventions that Executive may make, conceive, reduce to practice, develop or acquire during the six (6) month Transition and Cooperation Period provided for in Section 3 of this Agreement.

10.	Non-Disparagement.

a.                   By Executive. Executive agrees to refrain from making any untruthful, derogatory, unflattering and/or disparaging oral or written statements or communications to the public or to any third party about the Company, including its successors, assigns, parents, subsidiaries, divisions, and affiliates, and its and their past or present officers, directors, employees, agents, representatives and customers, with respect to any matter whatsoever.

b.                  By the Company. The Company agrees to refrain from making any untruthful, derogatory, and/or disparaging oral or written statements or communications to the public or to any third party about Executive with respect to any matter whatsoever. In the event a reference concerning Executive is requested of the Company, the Company will follow its policy and practice in effect as of the Termination Date regarding providing references about former employees to third parties.

11.  Confidentiality. Executive agrees that he will keep the terms and conditions of this Agreement confidential and will not disclose such to any other person, except that Executive may discuss this Agreement with his spouse, attorney, financial advisor and as may be required by law. Executive is to advise any such person with whom he has discussed this Agreement of the existence and requirements of this confidentiality provision, and Executive shall instruct any such person that s/he shall not disclose the existence of this Agreement or its terms to any other person. Disclosure by Executive to any other person or entity in violation of the provisions of this Agreement shall be deemed to be a breach of this Agreement.

12.  Breach by Executive.

a.       Executive covenants and agrees that if he violates or breaches any of the terms and conditions of this Agreement, he will pay liquidated damages to the Company in an amount equal to the value of the Severance Pay and Benefits that the Company has provided to him pursuant to Section 3(a), (b) and (c) less One Hundred Dollars ($100), which Executive may retain. The Company further shall be relieved of its obligation to make any Severance Payments and Benefits to Executive provided for under Section 3(a), (b), and (c) that had not yet been paid. All provisions of this Agreement shall remain in full force and effect. In addition, in the event that Executive breaches this Agreement by asserting any charge, complaint, lawsuit, or other claim in violation of Section 6(a), Executive agrees to pay the Company all costs incurred by the Company or any other Company Releasee, including attorneys’ fees and expenses related to the defense of any such charge, complaint, lawsuit or other claim asserted by or on behalf of Executive. The requirement to pay the Company the value of the Severance Pay and Benefits provided to Executive less $100 and to pay all costs incurred by any Company Releasee does not apply should Executive challenge the validity of his waiver of age discrimination claims under the ADEA and/or OWBPA. However, the Company reserves its rights to restitution, recoupment or setoff should a challenge to the age discrimination waiver prove successful.

b.      Executive hereby covenants and agrees that in the event of his breach of any of his obligations under this Agreement, including specifically, but not limited to his obligations under Section 9 herein, the Confidentiality and Non-Solicitation Agreement, and Sections 10, 11, 12 and 13 of the Employment Agreement (collectively “Business Disturbance Provisions”), the damage that the Company would sustain would be immediate, substantial and irreparable, for which there is no adequate remedy at law. To protect the Company from such an occurrence, the Company, in addition to any other rights and remedies available to it hereunder, at law or otherwise, shall be entitled to an ex parte injunction to be issued by any court of competent jurisdiction, enjoining and restraining Executive from violating or continuing to violate any provision of this Agreement; and Executive hereby consents to the issuance of such injunction without the obligation of the Company to post any bond. In the event of a breach of any of the Business Disturbance Provisions, the Company shall be entitled to recover from Executive all gross profits earned in connection with such activity by the business entity or person on whose behalf Executive conducted such activity in violation of any Business Disturbance Provisions, and any other damages that the court deems just and proper.

c.       Nothing herein contained shall be construed to prevent or limit the Company from invoking any remedy as provided herein or as may otherwise be available to the Company.

13.  Non-Admission of Liability. Executive acknowledges and agrees that this Agreement does not constitute or reflect in any way any wrongdoing or admission of wrongdoing by the Company in connection with any aspect of Executive’s employment with and/or separation from the Company. Executive further agrees that this Agreement will not be raised or admissible as evidence in connection with any proceeding to show liability or wrongdoing of any kind on the part of the Company, any of its former, current and future parents, predecessors, affiliates, subsidiaries, and its and their former, current or future officers, directors, agents, employees, successors and/or assigns, except to the extent necessary to enforce its provisions.

14.  Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the assigns and successors of the Company and its subsidiaries and other affiliates and their past, present, and future directors, officers, agents, and employees. The Company shall have the right to assign its rights, duties and obligations hereunder without the prior written consent of Executive. Executive’s rights, duties, obligations and benefits under this Agreement are personal to Executive and no such right, duty, obligation or benefit shall be subject to voluntary or involuntary alienation, assignment, delegation or transfer.

15.  Entire Agreement. The understandings set forth in this Agreement represent the entire agreement between Executive and the Company with respect to the matters contained herein. Neither Executive nor the Company have relied upon any other agreements, understandings or representations. This Agreement supersedes any prior agreements or representations, whether written or oral, between Executive and the Company as to the subject matter contained herein, unless specifically incorporated herein. This Agreement may not be altered or modified except by mutual agreement between Executive and the Company, evidenced in writing and executed by both Executive and the Company and specifically identified as an amendment to this Agreement.

16.  Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland. The parties agree that the state courts of the State of Maryland or, if the jurisdictional prerequisites exist, the United States District Court for the District of Maryland, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement. Executive hereby submits to the jurisdiction of the courts in the State of Maryland as described above.

17.  Section 409A. The parties hereby agree that the payments made under this Agreement do not constitute deferred compensation under Internal Revenue Code § 409A, and are exempt from Code § 409A as separation pay due to an involuntary separation from service.

18.  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.  Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Faxed and emailed executed counterparts of this Agreement are intended to be as binding and enforceable as the original.

20.  Review and Revocation Rights. By signing below, Executive acknowledges that:

a.       He has been advised in this writing and encouraged by the Company to consult with an attorney regarding this Agreement; and

b.      He has been given at least forty-five (45) days to consider this Agreement before signing.

c.       He further has been advised by the Company and understands that he shall have seven (7) days following signing of this Agreement to revoke it, and that the Agreement shall not become effective until the 7-day revocation period has expired without his revocation of it. Executive further understands and acknowledges that to be effective, the revocation must be in writing and delivered to the Company, c/o Sandy Dufoe, Manager, Human Resources, One Park Place, Suite 450, Annapolis, MD 21401, by 5:00 p.m. on or before the seventh (7th) calendar day after Executive signs the Agreement.

d.      Executive acknowledges and understands that this Agreement will become effective and enforceable upon the expiration of seven (7) calendar days following the date on which this Agreement is executed by Executive, if not revoked.

e.       Executive hereby affirms and acknowledges that, in exchange for his waiver of any age discrimination claim, he has received consideration or value other than the payment of wages or benefits to which he was legally entitled to receive.

21.  By signing below, the Parties signify that they have read the terms of this Agreement in their entirety, fully understand its terms, are voluntarily agreeing to those terms, and intend to be legally bound. The Parties further represent and acknowledge that in executing this Agreement neither is relying upon any representation or statement made by the other party or his/its representative with regard to the subject matter, basis or effect of this Agreement.

THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS, PLEASE READ CAREFULLY BEFORE SIGNING.

In Witness Whereof, the Company and Executive have caused this Agreement to be executed as of the day and year first written above.

PHARMATHENE, INC.

March 31, 2015	By:	/s/ Jeffrey Jones	(SEAL)
Date

EXECUTIVE

March 31, 2015	/s/ Wayne Morges		(SEAL)
Date	Wayne Morges, Ph.D.

ANNEX A

Certain Company Property

Executive shall return the following Company-issued tangible property:

• Smartphone

• Company issued American Express credit card

• ID badge

• Laptop computer

• Keys to Office/File Cabinets

• Pass to get into office suite/building

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